--------------------------------------------------------------------------------
                                   EXHIBIT 4.2
        ONE YEAR FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT, FORM LA-27
--------------------------------------------------------------------------------



INDIVIDUAL ONE YEAR FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY


Name of Owner                                                   Policy Number
                  JOHN DOE                                       00000001
Name of Annuitant
                  JOHN DOE

American United Life Insurance Company(R) (AUL) will begin an annuity on the annuity date, in accordance with the Settlement provisions, if the annuitant and the owner are both living. If either the annuitant or the owner dies before the annuity date, AUL will provide benefits as described in the Death of Annuitant or Death of Owner provisions.

                       10 DAY RIGHT TO EXAMINE THIS POLICY

The owner may return this policy to AUL or to one of its agents for any reason within 10 days after receiving it. The policy will be void from its beginning and any premium paid will be refunded.

ALL BENEFITS, PAYMENTS, AND VALUES UNDER THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS.

--------------------------------------------------------------------------------
                           READ YOUR POLICY CAREFULLY
           ONE YEAR FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY POLICY
                                  PARTICIPATING
                       Annuity will begin on annuity date
                  in accordance with the settlement provisions.
--------------------------------------------------------------------------------




Signed for American United Life Insurance Company(R) by

/s/ William R. Brown                         /s/ Jerry D. Semler
    Secretary                                   Chairman of the Board,
                                       President, and Chief Executive Officer

LA-27                                                                  7-94

                                TABLE OF CONTENTS


POLICY SPECIFICATIONS...................................................................................................  3

PREMIUM AND ACCOUNT VALUE PROVISIONS....................................................................................  4
         Premium, Net Purchase Payments, The Fixed Account,
         The Variable Accounts, Accumulation Units, Accumulation Unit Value,
         Net Investment Factor, Mortality and Expense Risk Charge,
         Valuation Dates and Valuation Period, Contract Value,
         Annual Fee, Transfers Between Accounts

WITHDRAWAL AND DEATH BENEFIT PROVISIONS.................................................................................  7
         Free Withdrawal Amount, Withdrawals,
         Withdrawal Deferral, Death Proceeds,
         Death of the Owner, Death of the Annuitant

OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS........................................................................ 10
         Ownership, Assignment, Beneficiary,
         Change of Beneficiary, Change of Annuitant

GENERAL PROVISIONS...................................................................................................... 11
         Policy, Incontestability, Annual Report, Participation

SETTLEMENT PROVISIONS................................................................................................... 11
         Policy Proceeds, Options, Annuity Date, Payments,
         Evidence of Age and Sex, Misstatement of Age or Sex,
         Evidence that Annuitant is Alive, Payee, Adjusted Age,
         Claims of Creditors

SETTLEMENT OPTION TABLES................................................................................................ 14

                              POLICY SPECIFICATIONS
--------------------------------------------------------------------------------





  DATE OF ISSUE          AUG 01, 1994
                         POLICY YEARS ARE COMPUTED FROM THIS DATE

  NAME OF ANNUITANT      JOHN DOE

  POLICY NUMBER          00000001

  NAME OF OWNER          JOHN DOE

  PLAN                   ONE YEAR FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

  FORM NUMBER            LA-27

  INITIAL PREMIUM        $10,000


  ANNUITY DATE           AUG 01, 2024

  EARLY WITHDRAWAL       7% OF THE CONTRACT VALUE IN THE FIRST YEAR
  PENALTY                DECREASING TO 0 IN YEAR 8 AS SHOWN ON PAGE 8.

  FREE WITHDRAWAL        UP TO 12% OF THE CONTRACT VALUE MAY BE WITHDRAWN
  AMOUNT                 EACH POLICY YEAR BEFORE EARLY WITHDRAWAL PENALTIES
                         ARE ASSESSED.


LA-27                                                                 7-94

In this policy, the words you and your refer to the owner named on page 3. Individual refers to a natural person. We, us, our, and AUL refer to American United Life Insurance Company(R).


PREMIUM AND ACCOUNT VALUE PROVISIONS

Premium

Premiums are payable at our home office. A receipt will be given upon request. Premium payments are flexible and can be paid at any time and in any amount subject to the following conditions:

1.  Additional premiums will only be accepted during the first policy year;

2.  Each premium payment must be at least $500;

3. All premiums combined may not be more than $1,000,000, unless a higher amount is agreed by us.

Net Purchase Payments

A net purchase payment is equal to the premium paid LESS any applicable state premium tax.

Each net purchase payment will be allocated among the fixed account and the variable accounts by the method you elect.

The Fixed Account

The fixed account is our general account.

The fixed account value equals (1) - (2) + (3) where:

(1) is net purchase payments applied to the fixed account plus any dividends credited.

(2)  is any amounts withdrawn (including early withdrawal penalty).








LA-27                                                                   7-94

(3) is interest earned on (1) - (2), from date of deposit to date of withdrawal, at the rates declared by us. At the time a net purchase payment is applied the interest rate then in effect on newly deposited money will apply to that net purchase payment for one year from the date of deposit. The interest rate which we will apply to that net purchase payment is subject to change at any time after one year. However, we may not declare an interest rate which is less than 3% per year.

The Variable Accounts

The variable accounts are separate investment accounts established and owned by AUL. The assets of the accounts will be used to provide values and benefits under this contract and similar contracts, but the account may not be charged with liabilities arising from any other business in which AUL takes part.

Accumulation Units

Net purchase payments applied to the variable accounts will be allocated as specified by you and will be credited to your account in the form of accumulation units. The number of accumulation units to be credited is determined by dividing:

(1)  the dollar amount allocated to the particular variable account, by

(2) the accumulation unit value for the particular account at the end of the valuation period during which the net purchase payment is received by AUL at its home office.

Accumulation Unit Value

AUL determines the accumulation unit value for each variable account on each valuation date. The accumulation unit value for the Money Market account was initially set at one dollar ($1) and the value for each of the other variable accounts was set at five dollars ($5) when operations commenced. The value for any later valuation period is found by multiplying:
(1)  the net investment factor for the particular account, by

(2) the accumulation unit value of the same account for the preceding valuation period.

The accumulation unit value may increase or decrease from one valuation period to the next.

Net Investment Factor

The net investment factor is used to measure the investment performance of an investment account from one valuation period to the next. For any investment account the net investment factor for a valuation period is determined by dividing (a) by (b) and then subtracting (C) from the result where:

(a)  is equal to:

     (1) the net asset value per share of the mutual fund held in the investment account determined at the end of the current valuation period, plus

     (2) the per share amount of any dividend or capital gain distribution paid by the mutual fund during the valuation period, plus or minus

     (3) a credit or charge with respect to taxes, if any, paid or reserved for AUL during the valuation period that are determined by AUL to be attributable to the operation of the investment account.

(b) is the net asset value per share of the mutual fund held in the investment account, determined at the end of the preceding valuation period.

(c) is a daily charge factor representing the mortality and expense risk charge.

Mortality and Expense Risk Charge

In calculating the net investment factor, we will deduct a daily charge from each investment account for the mortality and expense risks assumed by AUL. The charge is equal to an equivalent annual rate of 1.25% of the average daily net assets over the whole year in each investment account.

Valuation Dates and Valuation Period

The valuation dates are the dates on which the variable accounts are valued. The valuation dates currently include each business day that is also a day on which both AUL and the New York Stock Exchange are open for business. A valuation period begins at the close of one valuation date and ends at the close of the next succeeding valuation date.

Contract Value

The contract value at any time is the sum of: (1) the fixed account  value;  and
(2) the sum of the value of all variable account accumulation units credited to this policy.

Annual Fee

We will charge an annual administrative fee of $30, or 2% of the contract value, if less, at the end of the policy year. The fee will be charged on each policy anniversary while the contract is in force other than under an annuity payment settlement option. The charge is deducted proportionately from your contract value allocated among the variable accounts and the fixed account. We will waive the annual fee on each contract anniversary when the contract value, at the time the charge would have otherwise been imposed, exceeds $50,000.

Transfers Between Accounts

You may make transfers of value among the variable accounts and between the fixed account and the variable accounts. The minimum amount that may be transferred from any account is $500, or the total amount in that account, if less. If the amount remaining in any investment account after a transfer would be less than $500, the remaining amount will be transferred with the amount that has been requested. The maximum amount that may be transferred from the fixed account to the variable accounts in any contract year is 20% of the fixed account value at the preceding contract anniversary. Any withdrawals from the fixed account, including exercise of the Free Withdrawal provision, will decrease the 20% maximum transfer limit by the amount withdrawn.

Currently, there are no charges for or limitations on the number of transfers between accounts. AUL reserves the right to change the limitation on the minimum transfer, to limit the number and frequency of transfers, to assess transfer charges, and to otherwise modify the transfer privilege.


WITHDRAWAL AND DEATH BENEFIT PROVISIONS

Free Withdrawal Amount

The free withdrawal amount for each policy year is equal to 12% of the contract value at the time of that year's first withdrawal. Any transfer from the fixed account
l-27                                                                  7-94

to the variable accounts will reduce the amount available for free withdrawal from the fixed account by the amount transferred.

Withdrawals

You may withdraw all or part of your contract value at any time on or before the annuity date. If you do not specify from which accounts the withdrawal is to be made, the withdrawal will be made from the fixed and variable accounts in the same proportion as their account values bear to the contract value. If you withdraw all of the contract value, you must surrender the policy.

If you withdraw less than the full contract value, you must withdraw at least $500. To fund a withdrawal from the fixed account, premiums previously paid and their accumulated interest will be withdrawn on a last-in, first-out basis. Withdrawals from the variable accounts will be funded by the liquidation of an adequate number of accumulation units.

There may be an early withdrawal penalty during the first seven policy years. Whenever the total amount withdrawn in a policy year exceeds the free withdrawal amount, there is an early withdrawal penalty on the excess.

The penalty will be a percentage of the excess as follows:

              Early                                   Early
 Policy     Withdrawal            Policy            Withdrawal
 Year        Penalty               Year              Penalty
  1           7.0%                  5                 3.0%
  2           6.0                   6                 2.0
  3           5.0                   7                 1.0
  4           4.0                   8 and             0.0
                                     thereafter

In no event will the withdrawal penalty exceed 8% of the total premiums paid. There is no withdrawal penalty after the seventh policy year.

The amount you can withdraw is not less than the minimum required by the law of the state where this policy is delivered.

Withdrawal Deferral


LA-27

For withdrawals from the fixed account, we may defer payment for up to six months. If we do, interest on the fixed account will continue to be earned at the declared rates.

We may suspend or delay withdrawal payments from the variable account when permitted under applicable Federal laws, rules and regulations.

Death Proceeds

The death proceeds under this contract is the contract value; however, if you die before age 76 the death proceeds will not be less than the value given by
(a)-(b)-(c)+(d) where:

     (a)  is the net purchase payments.

     (b) is any amounts withdrawn (including any early withdrawal penalties) prior to your death.

     (c)  is the annual fees assessed prior to your death.

     (d) is interest earned on (a)-(b)-(c), credited at an annual effective rate of 4%.

Death of the Owner

If you die before the annuity date and the beneficiary is your surviving spouse:

Your surviving spouse will become the new owner. The policy will continue with its terms unchanged and your spouse will assume all rights as its owner. Within 120 days of your death, your spouse may elect to receive the death proceeds or withdraw any of the contract value without any early withdrawal penalty.

If you die before the annuity date and the beneficiary is not your surviving spouse:

The death proceeds will be paid to the beneficiary in a lump sum no later than 120 days after your death, unless the beneficiary elects to have this value applied under a settlement option. If a settlement option is elected, the beneficiary must be named the annuitant and payments must begin within one year of your death. The option also must have payments which are payable over the life of the beneficiary or over a period which does not extend beyond the life expectancy of the beneficiary.

Any amount payable hereunder will not be less than the minimum required by the law of

LA-27
the state where this policy is delivered.

Death of the Annuitant

If the annuitant dies before the annuity date and the annuitant is not also the owner, then:

     1. if the owner is not an individual, the death proceeds will be paid to the owner in a lump sum no later than 120 days after the annuitant's death; or

     2. if the owner is an individual, a new annuitant may be named and the policy will continue. If a new annuitant is not named within 120 days of the annuitant's death, the contract value, less any early withdrawal penalty, will be paid to the owner in a lump sum.

OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS

Ownership

As the owner of this policy, you are entitled to all rights given by its terms. You may exercise these rights without the consent of the annuitant, beneficiary, or payee. Your rights are subject to the interests of any assignee or irrevocable beneficiary.

Assignment

You may assign this policy, but if you do, the rights of the owner and any beneficiary will be secondary to the interests of the assignee. We assume no responsibility for the validity of an assignment. Any assignment will not be binding upon AUL until received in writing at the home office.

Because an assignment may be a taxable event, you should consult competent tax advisors as to the tax consequences resulting from such an assignment.

Beneficiary

The beneficiary is as named in the application unless later changed by you. A beneficiary may only be named if the owner is an individual. The interests of a beneficiary who dies before you will pass to any surviving beneficiary, unless you specify otherwise. If no beneficiary survives, the rights to policy proceeds will vest

LA-27
in your estate.

Change of Beneficiary

You may change the beneficiary of this policy by giving written notice to AUL. A change will take effect on the date the notice is signed. However, the change will not apply to any payments made or actions taken by us before we received the notice. We reserve the right to require that this policy be presented for endorsement of any change. An irrevocable beneficiary may be changed only with the written consent of that beneficiary.

Change of Annuitant

If the owner is an individual, the annuitant may be changed by writing us any time prior to the annuity date. The annuitant must also be an individual and must be you, or someone chosen from among your spouse, parents, brothers, sisters and children. Any other choice will need our consent.


If the owner is not an individual, a change in the annuitant will not be permitted without our consent.


GENERAL PROVISIONS

Policy

The entire policy consists of:

1.  the basic policy;
2.  endorsements, if any; and
3.  a copy of your application.

Any change in this policy must be approved by AUL's President, Vice President or Secretary. No agent is authorized to change or waive any policy provision.

Incontestability

This policy will not be contested after it has been in force 2 years from its date of issue.

Annual Report
LA-27

We will send you an  annual  report  which  shows the  current  contract  value,
premiums  paid,  interest  credited,  charges  assessed,   transfers  made,  and
withdrawals made since the last report.

Participation

While this policy is in force prior to the annuity date, its share of divisible surplus, if any, will be determined each year by AUL and credited to the fixed account value.


SETTLEMENT PROVISIONS

Policy Proceeds

If the life annuity or survivorship annuity option is selected, proceeds are equal to the contract value.

If the policy is in its fourth policy year or later and you select the fixed income option for a period of 10 or more years, proceeds are equal to the contract value.

Otherwise, proceeds are equal to the contract value less any applicable early withdrawal penalty.

Options

Proceeds may be paid in one sum or according to one of the following options, or in any other manner agreed to by us. If no option has been selected by the annuity date, the proceeds will be applied to option 2 with 120 guaranteed payments.

Once an annuity begins, the method of payment, the annuitant, and the selected option cannot be changed.

     1. Income for a Fixed Period. Proceeds are paid in equal monthly installments for a specified number of years, not to exceed 20.

     2. Life Annuity. Proceeds are paid in equal monthly installments for as long as the annuitant lives. A minimum number of payments can be guaranteed such as 120 or the number of payments required to refund the proceeds applied.

     3. Survivorship Annuity. Proceeds are paid in monthly installments for as long as one of two named annuitants live. A minimum number of payments equal to the initial payment can be guaranteed such as 120. A lower monthly installment payable while only one annuitant is alive can be specified.

L-27                                   12

Annuity Date

The annuity date is the date we will begin an annuity in accordance with the settlement option you have chosen. The annuity date you requested in the application is shown on page 3. If no date was indicated on the application, the annuity date will be age 70. This date may be changed by writing us any time prior to the annuity date. The annuity date may not be changed once payments begin.

Payments

The settlement option tables show the guaranteed monthly payments available under options 1, 2 and 3. The amounts shown are for exact adjusted ages. The values for other ages and fractional ages not shown will be calculated on the same basis as those shown and will be furnished upon request. Based on your contract value, we will calculate the amount payable under any option.

If the monthly payment under a chosen settlement option is less than $100, we may require that payments be made on a less frequent basis.

Evidence of Age and Sex

Evidence of age and sex for any annuitant will be required before payments begin.

Misstatement of Age or Sex

If the stated date of birth or sex of any annuitant is not correct we will adjust any amount payable under this policy to that based on the correct age and sex. Any underpayment will be paid in full with the next annuity payment. Any overpayment, unless repaid in one sum, will be deducted from future annuity payments until totally repaid.

Evidence that Annuitant is Alive

We may ask for evidence that the annuitant(s) is still alive when any installment is due.

Payee

Payee means the person(s) designated by the owner to receive annuity payments. The owner may change the payee at any time by giving us 30 days written notice. Payees may be named regardless of whether the owner is an individual.


L-27

Adjusted Age

An adjusted age is calculated as follows:

     1. determine an annuitant's actual age in years and full months on the date payments are to begin; and

     2. subtract 1.5 months for each year the annuitant's year of birth exceeds 1900.

Claims of Creditors

Settlement option payments will be exempt from the claims of creditors to the maximum extent permitted by law.

                            SETTLEMENT OPTION TABLES
                Guaranteed Monthly Income Per $1,000 of Proceeds
                       OPTION 1 - Income for Fixed Period

      Number               Monthly           Number              Monthly
     of Years              Income           of Years              Income
       1                   $84.47              11                 $8.86
       2                   42.86               12                  8.24
       3                   28.99               13                  7.71
       4                   22.06               14                  7.26
       5                   17.91               15                  6.87
       6                   15.14               16                  6.53
       7                   13.16               17                  6.23
       8                   11.68               18                  5.96
       9                   10.53               19                  5.73
      10                    9.61               20                  5.51

Quarterly Income is 2.993 times the monthly income and annual income is 11.839 times the monthly income.

                             OPTION 2 - Life Annuity

The amount of income is based on the adjusted age of the annuitant on the date of the first payment.


              Number of Guaranteed Payments                                  Number of Guaranteed Payments
   Adjusted   -----------------------------------             Adjusted    -----------------------------------
      Age            None      120         Refund*               Age          None     120         Refund*
-------------------------------------------------           -------------------------------------------------

       55            $4.34    $4.30        $4.17                 63          $5.21    $5.10        $4.86
       56             4.42     4.38         4.24                 64           5.35     5.22         4.96
       57             4.52     4.47         4.31                 65           5.51     5.35         5.08
       58             4.61     4.56         4.39                 66           5.67     5.49         5.20
       59             4.72     4.65         4.47                 67           5.85     5.64         5.33
       60             4.83     4.76         4.56                 68           6.04     5.80         5.46
       61             4.95     4.86         4.66                 69           6.24     5.96         5.61
       62             5.08     4.98         4.75                 70           6.46     6.13         5.76

*The sum of all guaranteed payments will equal the amount applied under this option.

                         OPTION 3 - Survivorship Annuity


The amount of income is based on the adjusted age of each of the annuitants on the date of the first payment.

                   50% to Survivor                                              100% to Survivor
                120 Guaranteed Payments                                    120 Guaranteed Payments
      Payee #1                  Payee #2   Age                      Payee #1           Payee #2   Age

       ------------------------------------------------             -----------------------------------------------
       #1    50       55       60       65      70                  #1      50      55       60       65       70
       ------------------------------------------------             -----------------------------------------------
       50     $3.95   $4.12    $4.31    $4.55    $4.80               50    $3.56   $3.67    $3.76   $3.83    $3.88
       55     4.12     4.30     4.52    4.77     5.05                55     3.67    3.83     3.97     4.08     4.17
       60     4.31     4.52     4.76    5.04     5.36                60     3.76    3.97     4.17     4.36     4.51
       65     4.55     4.77     5.04    5.35     5.72                65     3.83    4.08     4.36     4.64     4.90
       70     4.80     5.05     5.36    5.72     6.13                70     3.88    4.17     4.51     4.90     5.28

Income for other combinations of ages will be furnished on request.


LA-27                                                                    7/94

                            NOTICE OF ANNUAL MEETING

               Since AUL is a mutual company, its policyowners are
              owners of the company, and they are invited to attend
               the annual policyowners' meeting at the home office
                            in Indianapolis, Indiana.

              By-law, Art. III, Sec. 1: The regular annual meeting
             of the members of this corporation shall be held at its
              principal place of business on the third Thursday in
               February of each year at the hour of 10:00 o'clock
               a.m.; Elections for directors shall be held at such
                                 annual meeting.







American United Life Insurance Company(R)
Indianapolis, Indiana
-------------------------------------------------------------------------------




           ONE YEAR FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY POLICY
                                  PARTICIPATING

            Annuity will begin on annuity date in accordance with the
                             settlement provisions.

           This policy is a legal contract between the owner and AUL.

LA-27